FOR IMMEDIATE RELEASE      Contact: Guy T. Marcus             Li-San Hwang
October 20, 1997                    V. P.-Inv. Rel.           President & CEO
                                    Halliburton               Tetra Tech
                                    (214)978-2691             (626)351-4664


         HALLIBURTON UNITS AGREE TO SELL ENVIRONMENTAL SERVICES BUSINESS
                               TO TETRA TECH, INC.

         DALLAS, Texas - Halliburton Company (NYSE:HAL) and Tetra Tech, Inc. (NASDAQ:WATR) jointly announced today that Halliburton's Brown & Root, Inc. and Halliburton NUS Corporation subsidiaries have signed a definitive agreement to sell the assets of their environmental services business to Tetra Tech. The agreement calls for Tetra Tech to pay cash consideration of about $32 million.
         Completion of the sale is subject to Hart-Scott-Rodino antitrust clearance. Both Halliburton and Tetra Tech seek to close the transaction by year-end 1997.
         Halliburton's environmental business provides consulting, engineering and design services for the environmental remediation of contaminated air, water and soil. Customers include industrial clients as well as federal, state and local governments, primarily in the United States. In 1996 the environmental service business had revenues of about $100 million.
         Tetra Tech provides comprehensive environmental and telecommunications support services including research and development, engineering and design,









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Halliburton Company                     2

construction management, and operation and maintenance. Tetra Tech provides these services to a broad base of customers world-wide.
         Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.

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